RAS

AGREEMENT

Allen

350 - 24th St NW Apt C204

This Agreement is entered into effective the 16th day of May, 2005, by and between Robert Jones, an individual residing at ~~650 Avenue B SW~~, Winter Haven, FL 33880 (herein referred to as the "Assignor" or "Jones"), and YB Holdings, Inc., a corporation organized and in good standing pursuant to the laws of the state of Florida (herein referred to as "Assignee" or "YB").

WITNESSETH: Allen RAS

WHEREAS, Robert Jones, is the sole inventor of the following (the "Intellectual Property") being all of the rights, title and interest in and to the Method and Process Patent Pending # 10-694,285 (the "Patent"), which was filed on October 27, 2003, for the separation of various organic streams from citrus waste and all related products, services, procedures, methodologies, processes, technologies, future developments, know-how, patents, trademarks, trade names, trade secrets, service marks, copyrights and other intellectual property or proprietary rights, including without limitation, the inventions and intellectual property embodied in the currently evolving development of the Citrus Separation Technology utilizing the Jones Method (herein referred to as "Technology"), together with all continuations, divisions, reissues, extensions and related applications and future developments relating thereto; and

WHEREAS, Assignee wishes to acquire the Assignment of Patent for the Technology, and wishes to acquire the right to protect and seek protection of all intellectual property rights (herein referred to as the "IP Rights") globally; and

WHEREAS, Assignor is willing to grant to Assignee an Assignment of Patent and the right to protect and seek protection of the IP Rights globally under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the agreements, covenants, promises and conditions contained herein, and in consideration of the monies and other consideration exchanged between the parties, the parties hereto agree as follows:

1. Assignor hereby grants to Assignee and Assignment of the Patent and the right to make and have made and to use, offer to sell, sell, license, rent, and distribute products embodying the Technology and any improvements to the Technology throughout the entire world. Assignor is also granted the right to issue licenses hereunder subject to Assignor's prior written consent which cannot be unreasonably withheld. Assignor acknowledges it has developed and continues to develop products embodying the Technology, and agrees to make available to the Assignee all information needed in connection with the sale, license, rental or distribution of such products pertaining to their functioning and utilization. Assignor agrees to provide an amount of training to Assignee necessary regarding the manufacture and proper use of such products.

2. Assignor hereby grants to Assignee the right to file and prosecute on behalf of Assignor, patent applications and/or trademarks covering the Technology and any improvements

RAS

to the Technology in the patent offices authorized to issue patents within all or any portion of the world. Assignee will bear the cost of prosecuting such patent applications or trade marks, and Assignee will bear the cost of maintaining such patent applications. Assignor shall make available to Assignee any information regarding the Technology, including but not limited to, detailed drawings, only to the extent such information is required by the patent office for the issuance of the relevant patent covering the Technology. Any patent to be issued in the covering the Technology shall bear the name of the Assignor exclusively.

3. In consideration of this exclusive license, Assignee shall pay Assignor the following:

(a) The sum of $1,000,000 (One Million United States Dollars) payable by the issuance of 500,000 (five hundred thousand) shares of YB common stock valued at $2.00 (Two United States Dollars) per share shall be issued to Robert Jones;

(b) An option for the purchase of 300,000 (three hundred thousand) additional shares of YB common stock which shall be exercisable at a price of $5.00 (five dollars) per share for a period of three (3) years shall be issued to Robert Jones;

(c) Shares in YB Holding Inc. and/or shares in any possible successor company shall be restricted in accordance with Rule 144 of the Securities Act of 1933 as promulgated under the rules of the United States Securities and Exchange Commission. Assignor agrees that the shares listed in section 4(c) shall be provided piggyback registration rights upon the filing of any registration statement by YB with the SEC;

(d) 5% (five percent) of the net Profits derived from the sales, licensing, leasing and rental of products embodying the Technology, which Jones introduces to the company;

(e) A commission of a maximum of 5% (Five Percent) of the net Profits derived from the sales, licensing, leasing and rental of products embodying the Technology, which Jones DOES NOT introduce to the Company. Said commission will be negotiated in good faith on a case by case basis, and be adjusted according to prevailing factors;

4. Subject to Assignor's prior written consent and provided, however, that such consent shall not be unreasonably withheld, Assignee may assign its rights and obligations under this Agreement to a successor to substantially the entire business of Assignee which agrees to be bound by the terms of this Agreement. Any other assignment or attempted assignment by Assignee, without the prior written consent of Assignor, whether by operation of law or otherwise, shall be void.

5. Assignee and Assignor shall promptly notify the other party, in writing, of any infringement by a third party of patents and/or trademarks that may be issued for the Technology. Assignee and Assignor shall discuss what action, if any, may be appropriate with respect to such infringement. If it is determined that there is in fact an infringement of such a patent, Assignee shall have the right to seek a cessation of such infringement, and shall bear the expenses and payments received in association with such cessation activities. If Assignee

decides not to seek a cessation of such infringement, Assignor shall have the right to seek a cessation of such infringement and shall bear the expenses, and the parties shall share equally in the payments received in association with such cessation activities. The parties shall use their reasonable commercial efforts to cooperate with each other regarding inquiries into any infringement of the IP Rights associated with the Technology and to identify third parties responsible for such infringement to protect the commercial goodwill related to the IP Rights and to obtain such damages for infringement as are allowed by law.

6. YB agrees to offer Mr. Robert Jones an employment agreement.

7. Assignee agrees that in the event of dissolution of YB or its successor(s) this agreement and Assignment of Patent shall be considered null and void and all rights, title and interest in the intellectual property/technology and Patent developed by Assignor shall revert back to Jones.

8. Assignor represents and warrants that:

(a) it may exercise any and all rights connected to the utilization of the Intectual Property/Technology/Patent described

(b) it has the unencumbered right to enter into this Assignment Agreement;

(c) it is unaware of any third party using, selling or licensing the Technology

(d) it is not aware of any third party patent that might be infringed by the manufacture, use, offering for sale, sale, licensing or rental of a product embodying the Technology or Patent.

9. Assignee represents and warrants that it has the unencumbered right to enter into this Assignment Agreement.

10. In the event Assignee becomes a named defendant in a patent infringement action pertaining to the Technology, Assignor shall hold Assignee harmless and indemnify Assignee for all damages including, but not limited to awards, costs, judgments and all legal fees. In addition to other rights Assignee may have, Assignee has the right to terminate this Agreement if any infringement action is brought by any third party against Assignee or Assignor pertaining to activities authorized under this Agreement. The parties shall immediately inform each other of any action or claim which may be taken or threatened against one or both of the parties as a result of implementing this Agreement or the exercise of any rights under this Agreement.

11. Assignor shall not enter into an agreement with a third party which would authorize that third party to make, have made, use, offer to sell, sell, license, rent, or distribute products embodying the Technology and any improvements to the Technology.

12. Assignor agrees to grant Assignee the right of first refusal in the event Assignor wishes to sell the Technology.

13. If any provision of this Agreement is determined to be invalid or unenforceable, those provisions shall be deemed severed from this Agreement, and shall not cause the invalidity of the remainder of this Agreement.

14. Facsimile signatures shall be accepted as original signatures. This agreement may be signed in counterparts, and the parts shall constitute one original binding document.

15. In the event a party violates this Agreement, and a mutually acceptable resolution can not be reached, the injured party may institute suit, and the non-prevailing party shall pay all legal fees regarding such suit.

16. The parties agree that in the event of a breach of any provision of this Agreement, each party shall be entitled to injunctive relief, including a permanent injunction or similar order, enjoining the other party from acting contrary to the terms contained herein, and that pending a determination of such relief, the other party shall accede to a temporary restraining order, without prejudice to any other rights that the non-breaching party may have. The non-breaching party shall be entitled to costs, including legal fees, incurred in obtaining a permanent injunction.

17. All notices required or contemplated by this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, to the address first set forth above, or to the address last provided in writing by the other party.

18. This agreement shall be governed and construed in accordance with the laws of the State of Florida, and any dispute, controversy or claim arising out of or relating to this Agreement shall be brought and decided in the courts of Florida or the United States Federal Courts in Florida, and the parties agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

19. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties on this subject, and may be amended only by a written instrument or instruments signed on behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Robert Jones

By: ______________________
Robert Jones

YB Holdings, Inc.

By: ______________________
Scott Silverman, President